SECURITIES AND EXCHANGE COMMISSION
                              Washington, D. C.  20549

                                       Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported): November 14, 1997

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado            0-17267                 84-1095959
(State or other        (Commission            (I.R.S. Employer
jurisdiction           File Number)           Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado        80202
(address of principal executive offices)            (zip code)

Registrant's telephone number, including area code (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated November 14, 1997, the text of which follows:

     Mallon Resources Corporation today reported a net loss for third quarter 1997 of $248,000 on revenues of $2,030,000, compared to a net loss for third quarter 1996 of $233,000 on revenues of $1,668,000. After payment of preferred dividends, the net loss attributable to common shareholders for third quarter 1997 was $278,000 ($0.06 per share) compared to a net loss attributable to common shareholders for third quarter 1996 of $327,000 ($0.16 per share). Total revenues for third quarter 1997 rose by $362,000 or 22% over third quarter 1996. Oil and gas sales increased 58% to $1,995,000 in third quarter 1997 from $1,263,000 in third quarter 1996. Earnings before income taxes, interest expense, depreciation, depletion and amortization, impairment, and extraordinary loss (EBITDA) was $677,000 ($0.14 per share) compared to $516,000 ($0.25 per share) for third quarter 1996. During third quarter 1996, the Company recognized a gain of $329,000 ($0.16 per share) from the sale of 400,000 of its shares of Laguna Gold Company common stock. Excluding this item, EBITDA for third quarter 1996 would have been $0.09 per share. Weighted average shares outstanding for third quarter 1997 were 4,695,000 compared to 2,084,000 for third quarter 1996. The 125% increase in shares outstanding was primarily attributable to the Company's October 1996 public sale of 2.3 million shares.

     For the first nine months of 1997, after payment of preferred dividends and preferred stock conversion inducement, Mallon reported a net loss attributable to common shareholders of $1,275,000 ($0.28 per share), compared to a net loss attributable to common shareholders of $1,601,000 ($0.79 per share) during the first nine months of 1996. For the first nine months of 1997, EBITDA was $1,595,000 ($0.35 per share) compared to $1,209,000 ($0.59 per share) in 1996. Weighted average shares outstanding for the nine months ended September 30, 1997 were 4,576,000 compared to 2,032,000 for the nine months ended September 30, 1996.

     The Company's average daily production for third quarter
1997 was 1,587 BOE, a 50% increase over its calendar 1996 average of 1,060 BOE per day.

     During third quarter 1997, the Company drilled six wells, all of which were completed. The Company also recompleted five wells, all of which are on production. The Company expects to drill a total of 31 wells and recomplete 26 wells during 1997.

     In October, the Company completed a gas sweetening plant in the East Blanco Field, which is currently processing approximately 6 million cubic feet of gas per day. The Company is modifying the plant to increase its capacity to approximately
9.5 million cubic feet of gas per day.

     The Company also reported that it has placed three significant new Bone Spring Formation oil wells on production in the Quail Ridge area of Lea County, in southeast New Mexico.

     The Mallon 33 Fed #4 was drilled to 10,300 feet and has been completed at approximately 9,675 feet, with a flowing initial daily production rate of 210 barrels of oil, and 220 mcf of gas. Mallon operates this well with an approximate 61.75% working interest.

     The Mallon 34 Fed #16 was drilled to 10,300 feet, has been completed at approximately 10,150 feet, and is on pump with an initial daily production rate of 95 barrels of oil, and 130 mcf of gas. Mallon operates this well with an approximate 84% working interest.

     The Mallon State #1 was recompleted in the Bone Spring Formation at approximately 9,500 feet. The initial flowing daily production rate from this recompletion was 355 barrels of oil and 490 mcf of gas. Mallon operates this well with an approximate 75% working interest.

     The beneficial financial effects of these wells will begin to be seen in the fourth quarter.

     Mallon's consolidated financial statements include the consolidation of its 56.25% owned Laguna Gold Company, which has an unfavorable impact on reported results. The table below includes selected Mallon results, excluding Laguna's impact, which better reflect the Company's oil and gas operations.
EBITDA without Laguna was $0.16 per share for third quarter 1997 and $0.43 per share for the nine months ended September 30, 1997.


(In thousands, except per unit data)          For the Three Months   For the Nine Months
                                              Ended September 30,    Ended September 30,
                                                1997       1996       1997       1996
Selected Consolidated Results:
    Revenues                                  $2,030     $1,668     $ 5,928     $ 4,532
    Costs and expenses                         2,390      1,940       7,072       5,784
    Net loss                                    (248)      (233)       (717)     (1,320)
    Net loss attributable to common
       shareholders                             (278)      (327)     (1,275)     (1,601)
    Net loss per share attributable to
       common shareholders                     (0.06)     (0.16)      (0.28)      (0.79)
    EBITDA*                                      677        516       1,595       1,209
    EBITDA per share                            0.14       0.25        0.35        0.59
    Weighted average shares outstanding        4,695      2,084       4,576       2,032

Selected Results Without Laguna Gold Company:
    Revenues                                  $2,012     $1,598     $ 5,850     $ 4,445
    Costs and expenses                         2,142      1,632       6,093       5,065
    Net loss                                    (130)       (34)       (243)       (780)
    Net loss attributable to common
       shareholders                             (160)      (128)       (801)     (1,061)
    Net loss per share attributable to
       common shareholders                     (0.03)     (0.06)      (0.18)      (0.52)
    EBITDA*                                      738        691       1,961       1,690
    EBITDA per share                            0.16       0.33        0.43        0.83
    Weighted average shares outstanding        4,695      2,084       4,576       2,032

Selected Operating Data:
    Net Production
       Oil (Mbbls)                                50         44         131         135
       Gas (Mmcf)                                575        234       1,553         934
       MBOE                                      146         83         390         291
    Average realized sales price
       Oil (Mbbls)                            $19.08     $17.70      $20.15      $17.21
       Gas (Mmcf)                              $1.81      $2.07       $2.04       $1.90
       BOE                                    $13.66     $15.22      $14.89      $14.08


* EBITDA is earnings before income taxes, interest expense, depreciation, depletion and amortization, impairment, and extraordinary loss. EBITDA is a financial measure commonly used in the Company's industry. It should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income and cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the Delaware and San Juan Basins of New Mexico. Mallon's Common Stock is quoted on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MLRC."


                            Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            Mallon Resources Corporation


November 20, 1997           __/s/ Roy K. Ross________________
                            Roy K. Ross, Executive Vice President